EXHIBIT 4.12

                           PHARMASYSTEMS HOLDING CORP.
                               7350 NW 7th Street
                                    Suite 104
                              Miami, Florida 33126


                                                             Date: June 20, 1997

Jeff Bruss
37 W 496 Schuster Lane
Batavia, IL 60510

Dear Sir/Madam:

         The Board of Directors of PharmaSystems Holding Corp., f/k/a Euro-Tel, Inc. (the "Corporation") is pleased to award you an Option pursuant to the provisions of the 1997 Euro-Tel, Inc. Non-Qualified Stock Option Plan (the "Plan"). This letter will describe the Option granted to you. Attached to this letter is a copy of the Plan. The terms of the Plan also set forth provisions governing the Option granted to you. Therefore, in addition to reading this letter you should also read the Plan. Your signature on this letter is an acknowledgment to us that you have read and understand the Plan and that you agree to abide by its terms. All terms not defined in this letter shall have the same meaning as in the Plan.

         1.  TYPE OF  OPTION.  You are  granted  a  Non-Qualified  Stock  Option
("NSO").

          2. RIGHTS AND PRIVILEGES. Subject to the conditions hereinafter set forth, we grant you the right to purchase Two Hundred Thousand (200,000) shares of the Company's Common Stock at an exercise price of One Cent ($0.01) per share which option to purchase shall be issued pursuant to the Plan.

          3. TIME OF EXERCISE. The Option may be exercised at any time and from time to time beginning when the right to purchase the shares of Stock accrues and ending when they terminate as provided in Section 5 of this letter.

          4. METHOD OF EXERCISE. The Option shall be exercised by written notice to the President of the Corporation at the Corporation's principal place of business. The notice shall set forth the number of shares of Stock to be acquired and shall contain a check payable to the Corporation in full payment for the Stock or that number of already owned shares of Stock equal in value to the total Exercise Price of the Option. We shall make a delivery of the shares of Stock subject to the conditions of the Plan.

          5. TERMINATION OF OPTION. To the extent not exercised, the Option shall terminate upon the first to occur of the following dates:


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              (a) June 18, 2002,  being five years from the date pursuant to the provisions of Section 2 of this letter; or

              (b) The date your Consultant Agreement with the Corporation and any of its subsidiaries is terminated.

          6. BINDING EFFECT. The rights and obligations described in this letter shall inure to the benefit of and be binding upon both of us, and our respective heirs, personal representatives, successors and assigns.

          7. DATE OF GRANT. The Option shall be treated as having been granted to you on the date of this letter even though you may sign it at a later date.

                                Very truly yours,



                                By: /s/ Jose L. Rodriguez, M.D.
                                   ----------------------------
                                    President

AGREED AND ACCEPTED:


/s/ Jeff Bruss
-----------------------